Exhibit 10.5

FOURTH AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN HOMES 4 RENT, L.P.

DESIGNATION OF SERIES E CONVERTIBLE UNITS

June 10, 2013

Pursuant to Section 4.2 and Section 14.1.B of the Agreement of Limited Partnership of American Homes 4 Rent, L.P., as amended (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance to American Homes 4 Rent, LLC (“AH LLC”) of Series E Convertible Units (as defined below) of American Homes 4 Rent, L.P. (the “Partnership”), which are being issued together with Series D Convertible Units of the Partnership, in exchange for (1) the contribution by AH LLC of its membership interest in each of American Homes 4 Rent Advisor, LLC (the “Advisor”), and American Homes 4 Rent Management Holdings, LLC (the “Property Manager”), to the Partnership; (2) the contribution by AH LLC of certain of its intellectual property to the Partnership; (3) certain modifications of the Agreement on Investment Opportunities, dated as of November 21, 2012, by and between AH LLC and American Homes 4 Rent, a Maryland real estate investment trust (the “REIT”); (4) certain modifications to the Series C Convertible Units of the Partnership to release restrictions against the pledging of certain properties previously contributed by AH LLC to the Partnership; (5) certain rights to register with the U.S. Securities and Exchange Commission certain Class A common shares of beneficial interest of the REIT held by AH LLC; and (6) other good and valuable consideration as set forth in the Contribution Agreement dated as of May 28, 2013 by and among AH LLC, the REIT and the Partnership.

1. Designation and Number. A series of Partnership Units designated the “Series E Convertible Units” is hereby established. The number of authorized Series E Convertible Units shall be 4,375,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this amendment to the Partnership Agreement (the “Fourth OP Amendment”) shall have the meanings specified below:

“Advisory Management Agreement” means the advisory management agreement dated November 21, 2012, by and among the REIT and the Advisor, as amended.

“Alaska Fund” means American Homes 4 Rent I, LLC, a joint venture entered into by AH LLC and the Alaska Permanent Fund Corporation in July 2012 to acquire, renovate, lease and operate single-family homes.

“Class A Units” means the Partnership’s Class A Units.

“Class B Units” means the Partnership’s Class B Units.

“Investment Vehicle” means any partnership, limited liability company, or other entity formed for the purpose of raising capital from investors other than the Company and its Subsidiaries and investing such capital in the acquisition of single-family homes.

“Liquidating Event” shall have the meaning provided in the Partnership Agreement.

“Measurement Period” means the six (6) month period ending December 31, 2015.

“Owner” shall have the meaning ascribed to such term in the Property Management Agreement.

“Pro Forma Annualized EBITDA Contribution” means:

1.	Pro forma fee revenue calculated for the Measurement Period based upon the terms of the Advisory Management Agreement (excluding any acquisition and renovation fees), as amended, and as if such agreement had remained in effect for the Measurement Period and reflecting the absence of an asset management fee on the Alaska Fund properties and any other Investment Vehicles involving the REIT (for clarity purposes, the pro forma asset management fee shall reflect the $9,800,000 reduction agreed to in connection with the contribution of properties by AH LLC to the REIT in February 2013); plus

2.	Pro forma fee revenue calculated for the Measurement Period based upon the terms of the Property Management Agreement, as if such agreement had remained in effect for the Measurement Period and will include any actual property management fees paid to the REIT by any and all Investment Vehicles; minus

3.	All expenses of the REIT and the Partnership (without duplication) except:

a.	those expenses payable by the REIT or the Partnership in Section 9(a) of the Advisory Management Agreement; and

b.	those expenses payable by the Owner pursuant to Section 4.07 of the Property Management Agreement.

c.	interest expense,

d.	depreciation and amortization expenses,

e.	taxes,

f.	acquisition costs expensed,

g.	charges for non-cash (stock based) incentive compensation paid pursuant to performance criteria established by the REIT’s compensation committee, and

h.	charges for non-cash changes to the carrying value of assets, liabilities and equity items.

Pro Forma Annualized EBITDA Contribution will be calculated for the Measurement Period as outlined above and multiplied by 2 to annualize such result.

For clarity purposes, the intent of the above computation is to include in Pro Forma Annualized EBITDA Contribution all revenue (and only such revenue) and all expenses (and only such expenses) that would be incurred by AH LLC if it operated the Advisor and Property Manager independently. However those expenses related to acquisition and renovation activities that the REIT, the Partnership or its affiliates incur by assuming the services of the acquisition and renovation group, including personnel and all other costs directly related to such services and functions shall not be deemed expenses for the computation of Pro Forma EBITDA Contribution.

“Property Management Agreement” means the property management agreement dated November 21, 2012, by and among the Partnership and the Property Manager.

“Series C Convertible Units” means the Series C Convertible Units of the Partnership.

“Series D Convertible Units” means the Series D Convertible Units of the Partnership.

3. Maturity. The Series E Convertible Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Priority. Subject to the provisions of this Fourth OP Amendment, upon liquidation, dissolution or winding up of the Partnership, the Series E Convertible Units shall not be entitled to any proceeds from a Liquidating Event.

5. Distributions. Holders of Series E Convertible Units are not entitled to any distributions from the Partnership.

6. Voting Rights. The Series E Convertible Units will not have any voting rights.

7. Conversion. The Series E Convertible Units are not convertible or exchangeable for any other property or securities, except as provided herein.

(a) Effective February 29, 2016, the Series E Convertible Units shall automatically convert into Series D Convertible Units in the Partnership (or into Class A Units in the Partnership if, as of the day of conversion of the Series E Convertible Units, the Series D Convertible Units shall have been or are being converted into Class A Units in the Partnership (or Class B Units in the Partnership).

(b) If, during the Measurement Period, the Pro Forma Annualized EBITDA Contribution equals or exceeds $28.0 million, then, effective as of February 29, 2016, the Series E Convertible Units shall automatically convert, on a one-for-one basis, into Series D Convertible Units in the Partnership (or into Class A Units in the Partnership if, as of the day of conversion of the Series E Convertible Units, the Series D Convertible Units shall have been shall have been or are being converted into Class A Units in the Partnership (or Class B Units in the Partnership).

(c) If, during the Measurement Period, the Pro Forma Annualized EBITDA Contribution is less than $28.0 million, then, effective as of February 29, 2016, the Series E Convertible Units shall automatically convert into a number of Series D Convertible Units in the Partnership (or into Class A Units in the Partnership if, as of the day of conversion of the Series E Convertible Units, the Series D Convertible Units shall have been shall have been or are being converted into Class A Units in the Partnership (or Class B Units in the Partnership) equal to:

(		)
	(Pro Forma Annualized EBITDA Contribution during the Measurement Period -$14.0 million)		x 4,375,000
$14.0 million

i.	If the calculation provided in Section 7(c) above results in a negative number, no Series E Convertible Units shall convert into any of Class D Convertible Units in the Partnership, Class A Units in the Partnership, or Class B Units in the Partnership and all Series E Convertible Units shall be cancelled.

(d) The calculations set forth in Sections 7(b) and 7(c) above shall be subject to review and confirmation by a nationally recognized accounting firm selected by the General Partner of the Partnership.

(e) If, pursuant to this Section 7, any Series E Convertible Units are to be converted into Class A Units on a date other than a date on which distributions on the Class A Units are paid, such Series E Convertible Units shall instead be converted into Class B Units in accordance with the provisions of the Partnership Agreement.

8. Allocation of Profit and Loss. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Partnership Units as provided in the Partnership Agreement, except that:

(a) for each taxable year (or portion thereof), no Net Income (or item thereof) shall be allocated to holders of the Series E Convertible Units.

(b) for each taxable year (or portion thereof), no Net Losses (or item thereof) shall be allocated to holders of the Series E Convertible Units.

(c) Immediately prior to the conversion of Series E Convertible Units into Class A Units (or Class B Units) as provided in Section 7 above, a revaluation will be required pursuant to Section 1.D of Exhibit B of the Partnership Agreement, and Net Income (or items thereof) or Net Losses (or items thereof), as applicable, will be allocated among the holders of the Series E Convertible Units, the holders of Class A Units and the holders of Class B Units in an amount necessary to cause the capital accounts of the holders of the Series E Convertible Units to equal the capital accounts of the holders of Class A Units and the holders of Class B Units as calculated on a per unit basis.

9. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Fourth OP Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:	/s/ Matthew J. Hart
Name: Matthew J. Hart
Title: Chairman of the Special Committee of the Board of Trustees